   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       SYSTEM SOFTWARE ASSOCIATES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        36-3144515
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                      500 WEST MADISON STREET, 32ND FLOOR
                            CHICAGO, ILLINOIS 60661
                                (312) 641-2900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MR. JOSEPH J. SKADRA
                            CHIEF FINANCIAL OFFICER
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 WEST MADISON STREET, 32ND FLOOR
                            CHICAGO, ILLINOIS 60661
                                (312) 641-2900
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                           DOUGLAS R. NEWKIRK, ESQ.
                            SACHNOFF & WEAVER, LTD.
                       30 SOUTH WACKER DRIVE, 29TH FLOOR
                            CHICAGO, ILLINOIS 60606
                                (312) 207-1000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filer pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED       PROPOSED
                             AMOUNT        MAXIMUM        MAXIMUM      AMOUNT OF
 TITLE OF SHARES TO BE        TO BE     OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED(1)   PER SHARE    OFFERING PRICE     FEE
----------------------------------------------------------------------------------
Common Stock, $.0033 par
 value(3)...............     688,668     $7.21875(2)   $4,971,322(2)     $1,467
----------------------------------------------------------------------------------

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(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low reported price of the Company's Common Stock on February 10, 1998.
(3) Includes certain stock purchase rights issued pursuant to a Rights
    Agreement.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1997

                                 688,668 SHARES

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                                  COMMON STOCK
                                $.0033 PAR VALUE

  This Prospectus covers 688,668 shares (the "Shares") of common stock, par value $0.0033 per share (the "Common Stock"), of System Software Associates, Inc., a Delaware Corporation ("SSA" or the "Company"). All of the Shares are being offered by the persons who are named herein under "Selling Stockholders," or by pledgees, donees, transferees or other successors in interest and permitted assigns of such selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares.

  The Company has not made any underwriting arrangements with respect to the Shares. SSA's Common Stock is quoted on the Nasdaq National Market under the symbol SSAX. On February 13, 1998, the last sale price reported was $7 15/16.

  This Prospectus is to be used in connection with the sale of the Shares from time to time by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders, directly or through underwriters, dealers or agents, in market transactions, including block trades or ordinary brokers transactions or in privately-negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of securities covered hereby. See "Plan of Distribution and Offering Price."

  The Company will pay the legal and other expenses of this offering (estimated to be $28,000), except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of their Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. See "Plan of Distribution and Offering Price."

                                  -----------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    (SEE "RISK FACTORS" BEGINNING ON PAGE 2)

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION, NOR  HAS THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

               The date of this Prospectus is February   , 1998.

  No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus:

NET LOSSES; UNCERTAINTY OF FUTURE RESULTS; POTENTIAL FUTURE CHARGES

  Although the Company had net income for the quarter ended October 31, 1997, the Company has experienced operating and net losses in 1996 and a net loss in the fiscal year ended October 31, 1997. There can be no assurance that the Company will not continue to incur operating and net losses. The Company's future operating results will depend upon a number of business factors, including the other factors discussed in these "Risk Factors," as well as general economic conditions. Furthermore, prior to a given year or other fiscal period, the Company hires sales and product development personnel and makes other fixed cost decisions which will result in increased expenses in such year or other period, based upon anticipated revenues for such year or other period. Due to the seasonality and concentration of the Company's revenues at the end of fiscal periods (particularly the fourth quarter) and the Company's cost structure, if revenue targets are not met, any or all of the Company's business, operating results and financial condition could be materially adversely affected. See "--Variability of Quarterly Operating Results; Seasonality." Since the initial release of version 6.0 of the Company's BPCS Client/Server software product, the Company has performed services for certain early adopter clients for which it has not been compensated (or has been only partially compensated) in order to insure such clients' successful implementation of BPCS Client/Server. In addition, in connection with certain implementations, the Company has experienced delays in payments of license fees owed and, in certain circumstances, has incurred settlement costs. The Company has established reserves related to warranty services and accounts receivable which the Company believes are adequate at present. The Company periodically reviews the adequacy of these reserves in light of its experience and, as such, may adjust the level of these and other reserves. Charges related to increases in reserves could have a material adverse affect on the results of operations of the Company for the quarter in which they are taken.

  In January 1998, the Company settled the Bain Investors' lawsuit (described below) for approximately $3.65 million and issued to certain of the Bain Investors warrants to purchase an aggregate of 300,000 shares of the Company's Common Stock. See "--Legal Proceedings." The Bain Investors' settlement, including a special non-cash charge of $677,000 representing the fair market value for the warrants at the date of issuance, will result in an aggregate charge in the Company's first fiscal quarter of approximately $1,200,000. For the year ended October 31, 1997, $3.2 million was recorded as a special charge in the Company's Consolidated Statement of Operations related to the Bain Investors' lawsuit.

LEVERAGE

  As of October 31, 1997, the ratio of the Company's total debt to equity (including the Series A Preferred Stock outstanding as equity) (expressed as a percentage) is 115%. Annual dividends on the Company's newly issued Series A Preferred Stock will be $1.2 million. Annual interest expense on the Company's $138 million in convertible notes (the "Convertible Notes") will be $9.7 million. Approximately $3.4 million in capital lease obligations remain outstanding as of October 31, 1997.

  The degree to which the Company is leveraged could (i) adversely affect its ability to obtain additional financing, (ii) make it more vulnerable to general economic and market conditions, industry downturns and competitive pressures, (iii) impair its ability to fund research and development and respond to technological changes, and (iv) result in the dedication of a significant amount of any cash generated from operating activities to the payment of debt service and other financing obligations, thereby reducing funds available for operations, its existing markets and future business opportunities. The Company's ability to meet its debt service and other obligations will be dependent on the Company's future performance, which will be subject to financial, business and other factors affecting operations of the Company, many of which are beyond its control.

COMPETITION

  The ERP application software market is highly competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. The Company's BPCS Client/Server product line is targeted at both the market for open systems, client/server ERP software solutions and the IBM AS/400 ERP market. The Company's current and prospective competitors offer a variety of products and solutions to address these markets. The Company's primary competition comes from a large number of independent software vendors and other sources including (i) companies offering products that run on UNIX-based systems in a client/server environment such as Oracle Corporation, Baan Company N.V. and, in particular SAP AG, and (ii) companies offering products that run on AS/400 and other mid-range computers, including J.D. Edwards. The Company also faces competition from a variety of other vendors of ERP software, including QAD Inc. In addition, the Company faces indirect competition from suppliers of custom-developed business application software that have focused mainly on proprietary mainframe and minicomputer based systems with highly customized software, such as the systems consulting groups of major accounting firms and systems integrators. The Company also faces indirect competition from proprietary systems developed by the internal MIS departments of large organizations. Competition in SSA's industry is primarily based on sales ability, quality of the products, breadth of product line and quality of support. To date, there has been no significant price competition in this market, but price competition could become a factor in the future.

  Some of the Company's competitors have longer operating histories, greater financial, technical, marketing and other resources than the Company, greater name recognition, and a larger installed base of customers in the UNIX-based, client/server ERP market. Further, because the Company's product runs on relational database management systems ("RDBMS") and Oracle has the largest market share for RDBMS software, Oracle may have a competitive advantage in selling its application products to its RDBMS customer base. Furthermore, as the client/server computing market develops, companies with significantly greater resources than the Company could attempt to increase their presence in the ERP market by acquiring or forming strategic alliances with competitors of the Company.

  In the market for client/server ERP systems, the Company and its customers rely on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of the Company's product during the evaluation stage of the purchase process. Many of these third parties have similar, and usually more established, relationships with the Company's principal competitors. If the Company is unable to develop and retain effective, long-term relationships with a sufficient number of these third parties, the Company's competitive position could be materially adversely affected. See "--New Entrant into Complex Sales Environment."

  The Company believes that its future strength will depend in part on its ability to expand sales of the BPCS Client/Server product line. Many of the Company's competitors currently offer applications products for client/server systems. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results or financial condition.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

  The Company's revenues and operating results have varied, sometimes substantially, from quarter to quarter. The Company anticipates that its revenues in general, and its license fee revenues, in particular, will continue to fluctuate and will be relatively difficult to forecast due to a number of reasons, many of which are beyond the Company's control. The factors affecting these fluctuations include (i) delays in sales due to the relatively long sales cycles for the Company's BPCS Client/Server product line; (ii) the size, timing and complexity of individual license transactions; (iii) customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors; (iv) market acceptance of new or enhanced versions of the Company's product and hardware platforms, operating systems and RDBMS with which the Company's products operate; (v) the timing of the introduction of new product functionality by the Company or its competitors; (vi) customer cancellation of major planned software implementation programs; (vii) changes in operating expenses; (viii) the publication of opinions about the Company, its products and technology by industry analysts; (ix) foreign currency exchange rate fluctuations; (x) changes in pricing policies by the Company or its competitors; (xi) delays in localizing the Company's product for new markets; and (xii) general economic factors.

  A significant portion of the Company's revenues in any quarter may be derived from a limited number of large, non-recurring license sales which may cause significant variations in quarterly license fees. The Company also believes that the purchase of its product is relatively discretionary and generally involves a significant commitment of a customer's capital resources. Therefore, a downturn in any potential customer's business could result in order cancellations which could have a significant adverse impact on the Company's revenue and quarterly results. Moreover, declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for the Company's product line.

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest revenues and operating income. The Company believes that fourth quarter revenues are positively impacted by the Company's sales compensation plans. This factor, which the Company believes is common in the computer software industry, typically results in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter. In addition, the Company's European operations generally provide lower revenues during the summer months as a result of the generally reduced economic activity in Europe during such time. This seasonal factor could materially adversely affect third quarter revenues.

  The Company has also historically recognized a substantial portion of its revenues from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company has also historically operated with little backlog because its products are generally shipped as orders are received. As a result, revenues from license fees in any quarter are substantially dependent on orders booked and shipped in that quarter.

  Based upon the factors described above, the Company believes that its quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have generally increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. In future periods, the Company's operating results may be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.

RISKS ASSOCIATED WITH LENGTHY SALES CYCLE

  Because the license of the Company's BPCS Client/Server product line generally involves a significant capital commitment by the customer (ranging from approximately $100,000 to tens of millions of dollars), the sales cycle associated with a customer's purchase of BPCS Client/Server product line is generally lengthy (with a typical duration between three and 18 months), varies from customer to customer and is subject to a number of significant risks over which the Company has little or no control. These risks include customers' budgetary constraints, timing of budget cycle, concerns about the introduction of new products by the Company or its competitors and general economic downturns which can result in delays or cancellations of information systems investments. Due in part to the strategic nature of the BPCS Client/Server product line, potential customers are typically cautious in making product acquisition decisions. The decision to license the BPCS Client/Server product line generally requires the Company to provide a significant level of education to prospective customers regarding the uses and benefits of the BPCS Client/Server product line, and the Company must frequently commit substantial resources to presales support. The Company is also sometimes reliant on third parties for implementation and systems integration services, which may cause sales cycles to be lengthened or result in the loss of sales. The uncertain outcome of the Company's sales efforts and the length of its sales cycles could result in substantial fluctuations in operating results. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, then the Company is unlikely to be able to generate revenue from alternative sources in time to compensate for the shortfall. As a result, and due to the relatively large size of some orders, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results.

LEGAL PROCEEDINGS

  On August 20, 1997, the Company terminated its engagement of the managing underwriter of its then-pending public offering of convertible notes and concurrently elected not to proceed with its private offering of securities to a group of private investors led by Bain Capital, Inc. (the "Bain Investors"). On August 27, 1997 in the Superior Court of Massachusetts, certain of the Bain Investors filed a complaint against the Company, Roger E. Covey, the Company's Chief Executive Officer, and Hambrecht & Quist LLC, one of the successor representatives of the underwriters in the public offering. In January 1998, the Company settled the Bain Investors' lawsuit. Pursuant to the settlement, the Company paid the Bain Investors approximately $3.65 million and issued to certain of the Bain Investors warrants to purchase an aggregate of 300,000 shares of the Company's Common Stock, which warrants are exercisable at $9.6875 per share, the fair market value as of the date of settlement.

  In January 1997, class action lawsuits against the Company and certain of its officers were filed in state court in Illinois and in the federal court in Chicago, Illinois. The state court action alleges damages to persons who purchased the Company's Common Stock during the period from November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated statutory and common law. The federal actions allege damages to persons who purchased the Company's Common Stock during the period from August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The lawsuits name the Company and several of its officers and directors as defendants, and allege violations of securities laws, fraud and negligence, stemming from circumstances which resulted in the restatement of the Company's financial statements for 1994 and 1995. The complaints do not specify the amounts of damages sought. The Company has executed a settlement agreement with the class plaintiffs in the Illinois state court action titled Steinberg
v. SSA, 97 CH 287 (the "Settlement"). The presiding judge in the Illinois case approved the Settlement on September 30, 1997. Pursuant to the settlement, the Company paid $1.7 million in cash and an officer defendant contributed 100,000 shares of Common Stock. Certain individual objectors to the Settlement filed a Notice of Appeal on October 17, 1997. There can be no assurance that the Settlement will not be overturned or that it will legally bar the federal claims described above. In addition, even if the Settlement bars the federal claims as described above, because the class period of the federal claims is slightly larger than the class period of the state claim and one defendant was named in the federal action that was not a defendant in the state action, the Settlement may not result in the dismissal of the entire federal action. The failure to achieve a dismissal of either of these actions or the failure to settle them on sufficiently advantageous terms could have a material adverse effect on the business, operating results and financial condition of the Company, although counsel to the Company has given an opinion to the Company that such adverse effects are highly unlikely.

  The Company is also subject to other legal proceedings and claims which arise in the normal course of business. Although the outcome of these proceedings cannot be determined with certainty, management believes that the final outcomes of these proceedings should not have a material adverse effect on the Company's operations or financial position.

SEC INVESTIGATION

  Since October 1995, the Company has been the subject of a private investigation by the Securities and Exchange Commission. The Company believes the inquiry relates to its revenue recognition policies. The investigation is ongoing and the Company presently has no basis for determining when it is likely to conclude. In January 1997, the Company restated its fiscal 1994 financial statements to reverse $10.1 million in revenues from a software contract originally recognized in the third quarter of fiscal 1994. In addition, the Company restated its fiscal 1995 financial statements to reverse $15.0 million in revenues from two related Latin American reseller agreements originally recognized in the third and fourth quarters of fiscal 1995, and $5.0 million in revenues originally recognized in the third quarter of fiscal 1995 from the last two installments of a four-installment contract. Commencing with the fourth quarter of 1996, the Company adopted a more conservative method of accounting for reseller agreements under which revenue will not be recorded under such contracts until software is sold to the end user. The adoption of this new method of accounting resulted in the reversal of approximately $33.8 million in revenues recognized in the first three quarters of fiscal 1996. The Company is unable to predict at this time the scope or consequences to the Company of the Commission's investigation, or whether the actions taken by the Company that are described above address some of the issues being investigated by the Commission. There can be no assurance that such investigation would not have a material adverse effect on the business, financial condition or results of operations of the Company.

RAPID TECHNOLOGICAL CHANGE; PRODUCT ROLLOUT DELAYS

  The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and preferences, and frequent new product introductions and enhancements. Customer requirements for products can change rapidly as a result of innovations or changes within the computer hardware and software industries, the introduction of new products and technologies (including new hardware platforms and programming languages) and the emergence, evolution or widespread adoption of industry standards. For example, increasing commercial use of the Internet may give rise to new customer requirements and new industry standards. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new product functionality that keeps pace with technological developments, satisfies increasingly sophisticated customer requirements and achieves market acceptance. In particular, the Company must continue to anticipate and respond adequately to advances in RDBMS software and desktop computer operating systems such as Windows. There can be no assurance that the Company will be successful in developing and marketing on a timely and cost-effective basis fully functional product enhancements or new product functionality that respond to technological advances by others, or that its new product functionality will achieve market acceptance.

  As a result of the complexities inherent in both the RDBMS and client/server environments and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new product functionality can require long development and testing periods to achieve market acceptance. The Company has, in the past, experienced delays, as is common throughout the software industry, in the scheduled introduction of new and enhanced product functionality. In addition, complex software programs such as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that are discovered only after the product has been installed and used by customers. There can be no assurance that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of the product and adversely affect the Company's business, operating results and financial condition.

  Problems encountered by customers implementing new releases or with performance of the Company's product can be expected to occur, given the inherent complexities of its client/server based product. In April 1996, the Company introduced the first release of Version 6.0 of its BPCS Client/Server product line to early adopter customers. These early adopters of Version 6.0 experienced difficulties in achieving full functionality and performance with respect to some aspects of Version 6.0. Since the initial release of Version
6.0 to early
adopters, the Company has spent a significant amount of time, effort and expense in intensive collaborative efforts with such early adopters to increase functionality and performance of the Version 6.0 product line.

DEPENDENCE ON AS/400 USERS

  Although the Company has developed new versions of its BPCS Client/Server product line for the open systems marketplace, a substantial portion of the Company's revenues relates to licenses of BPCS Client/Server for IBM AS/400 installations in the industrial sector. In fiscal 1997, over 75% of the Company's software license fee revenue was derived from the AS/400 market. Therefore, even as the Company continues to innovate and market versions of the BPCS Client/Server product line for the open systems environment, a substantial portion of the Company's future revenues will be derived from and will be dependent upon the continued widespread use of the AS/400 and the continued support of IBM's AS/400 platform and proprietary DB/2 database system. There can be no assurance that the Company's customers will continue to use or that IBM will continue to support the AS/400 and DB/2. The Company will be required and intends to continue to devote substantial resources to supporting its installed base of AS/400 customers and the versions of the BPCS Client/Server product line used by them. In order to retain its AS/400 customers, the Company may be required to adapt its BPCS Client/Server product line to conform to any changes made in the AS/400 operating system in the future. The Company's inability to adapt to future changes in the AS/400 and/or DB/2 systems, or delays in doing so, could have a material adverse effect on the Company's business, operating results and financial condition.

NEW ENTRANT INTO COMPLEX SALES ENVIRONMENT

  In September 1996, the Company generally released Version 6.0 of its BPCS Client/Server product line for UNIX operating environments. The market for open systems-based applications differs in many respects from the market for AS/400-based applications, which historically had been the Company's exclusive focus. Among other things, the UNIX market is characterized by numerous database vendors, hardware vendors, systems integrators and consultants, all of whom can influence the purchase of enterprise applications such as those marketed by the Company. There can be no assurance that the Company's sales and marketing efforts will be successful in this highly complex sales environment. The Company's future success will depend in part upon the productivity of its sales and marketing force and the ability of the Company to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the software industry is intense. There can be no assurance that the Company's recent and planned expenses and personnel decisions in sales and marketing will ultimately prove to be successful or that the incremental revenue generated will exceed the significant incremental costs associated with these efforts. In addition, there can be no assurance that the Company's sales and marketing organization will be able to compete successfully against the significantly more extensive and better funded sales and marketing operations of many of the Company's current and potential competitors. The Company's inability to implement successful sales and marketing efforts in the UNIX market could have a material adverse effect on the Company's business, operating results and financial condition.

  In the UNIX-based marketplace, the Company relies on a number of systems consulting and systems integration firms to enhance its marketing, sales and customer support efforts, particularly with respect to implementation and support of its product as well as sales lead generation and assistance in the sales process. As the Company continues to implement its strategy of focusing on the licensing of its products in the UNIX-based marketplace, the Company will become increasingly dependent upon third-party implementation providers for product implementation, end user training and sales support. Although the Company seeks to maintain close relationships with these firms, many such firms have similar, and in some cases more established, relationships with the Company's principal competitors. There can be no assurance that these third-party service firms will provide the level and quality of service required to meet the needs of the Company's end users, nor can there be any assurance that such service firms will recommend the Company's product when assisting their clients in product selection decisions. Failure by the Company to maintain its existing relationships with such third parties or the failure to maintain their support for the Company's products, could materially and adversely affect the Company's UNIX marketing efforts and could have a material adverse affect on the Company's business, operating results and financial condition.

RISKS FROM INTERNATIONAL OPERATIONS

  The Company currently operates directly and through its Affiliates in over 90 countries. In the fiscal year ended October 31, 1996 and the fiscal year ended October 31, 1997, approximately 61% and 66%, respectively, of the Company's total revenues were generated from sales outside of the United States. The Company's operations are subject to risks inherent in international business activities, including, in particular, general economic conditions in each country, overlap of different tax structures, management of an organization spread over various countries, exposure to currency fluctuations, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivables payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. There can be no assurance that the geographic, time zone, language and cultural differences between the Company's international personnel and operations will not result in problems that materially adversely affect the Company's business, operation results and financial condition. The Company has in the past experienced and may continue to experience operating losses in one or more regions of the world for one or more periods. The Company's ability to manage such operational fluctuations and the failure to sustain or increase international revenue could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company generates a significant portion of its revenues and expenses from foreign operations in currencies other than United States dollars. As a result, fluctuations in the values of the respective currencies in which the Company generates revenue and incurs expense could materially adversely affect its business, operating results and financial condition. While the Company may in the future change its pricing practices, an increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, less competitive in other markets. Fluctuations in currencies relative to the United States dollar will affect period-to-period comparisons of the Company's reported results of operations. Due to the constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions and has limited resources to cover its currency exposure. The Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate.

INABILITY TO ENFORCE THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS

  SSA regards its application software as proprietary and attempts to protect it with copyrights, trade secret laws and restrictions on disclosure and transferring title. Despite these precautions, it may be possible for third parties to copy aspects of the Company's products or to obtain and use information which the Company regards as trade secrets without authorization. Computer software generally cannot be patented and existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect the Company's proprietary rights in its products to the same extent as do the laws of the United States.

  The Company relies on a combination of the protections provided under applicable copyright and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. Despite the Company's efforts, it may be possible for unauthorized third parties to copy certain portions of the Company's product or to reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary software against unauthorized third-party copying or use, which could adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, operating results and financial condition.

CONTROL BY EXISTING STOCKHOLDER; POTENTIAL CONTROL BY PREFERRED STOCKHOLDER

  Roger E. Covey, Chairman and Chief Executive Officer of the Company, currently beneficially owns approximately 28.1% of the Company's outstanding Common Stock. Accordingly, Mr. Covey may have the effective power to influence significantly the outcome of matters submitted for stockholder action, including the election of members of the Company's Board and the approval of significant change in control transactions, and may be deemed to have control over the management and affairs of the Company. This significant equity interest in the Company may have the effect of making certain transactions more difficult absent the support of Mr. Covey and may have the effect of delaying or preventing a change in control of the Company.

  For so long as at least 2,500 shares of Series A Preferred Stock remain outstanding, the Company may not take certain actions without the prior written consent of the holder(s) of a majority of the outstanding shares of Series A Preferred Stock, including the payment of dividends or any other distribution with respect to the Common Stock, the incurrence of additional debt (other than a working credit facility of up to $40.0 million and certain other exceptions), the entering into of any merger, consolidation, sale, assignment, lease or transfer of any material portion of the Company's assets and certain other material transactions. The private investor holding the Series A Preferred Stock also has the right either to designate one new member of the Company's Board of Directors or one observer who may attend board meetings. The terms of the Series A Preferred Stock may have the effect of making certain transactions more difficult absent the support of the holders of the Series A Preferred Stock or the redemption of the Series A Preferred Stock.

VOLATILITY OF STOCK PRICE

  The market price of the Common Stock after the Offering may be significantly affected by any or all of the factors cited herein in "Risk Factors," including quarterly fluctuations in the Company's results of operations, demand for the Company's product and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of the Company's BPCS Client/Server product line, the publication of opinions about the Company, its products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of product enhancements by the Company or its competitors, the timing of the release of new or enhanced versions of the Company's BPCS Client/Server product line, customer cancellation of major planned software development programs, general economic factors and other factors, many of which are beyond the Company's control. In future quarters, the Company's operating results may be below expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be immediately materially adversely affected. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER CONSIDERATIONS

  The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. The Company has also adopted a stockholders' rights plan, which can have a significant anti-takeover effect by inhibiting a potential offeror, the value of whose acquired shares would be substantially diluted by the operation of the plan. Upon a Change in Control, the Company will also be obligated to pay dividends on the Series A Preferred Stock at an annual rate equal to 14% multiplied by the then-applicable Liquidation Price for the Series A Preferred Stock. A Change in Control under similar circumstances would most likely also constitute an event of default under any new bank credit facility to be entered into by the Company (the "New Credit Facility"). These provisions could serve to impede or prevent a change of control or have a depressive effect on the price of the Company's Common Stock and securities convertible or exchangeable into Common Stock.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The Common Stock is listed on the Nasdaq National Market. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and on the Commission's Web site at http://www.sec.gov.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits and the documents incorporated herein by reference for further information with respect to the Company and the Company's Common Stock. Statements contained herein or incorporated herein by reference concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

  This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors." Prospective investors should consider carefully these factors in addition to the other information set forth in this Prospectus.

  This Prospectus includes product names, trade names and trademarks of System Software Associates, Inc. and its subsidiaries and other companies. BPCS(R), BPCS Client/Server(TM), DOCA(TM) and AgileLink 2000(TM) are trademarks of the Company.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company incorporates herein by reference the following documents it has previously filed with the Commission (File No. 0-15322) pursuant to the Exchange Act:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997;

    (b) the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 28, 1997;

    (c) the Company's two Current Reports on Form 8-K, both filed on January 12, 1998;

    (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective February 12, 1987; and

    (e) the description of the Company's Common Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed May 18, 1988.

  All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Investor Relations Department, System Software Associates, Inc., 500 West Madison Street, 32nd Floor, Chicago IL 60661, Telephone: (312) 641-2900.

                                  THE COMPANY

  System Software Associates, Inc. ("SSA" or the "Company") is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. The Company's BPCS (Business Planning and Control System) Client/Server product line provides business process re-engineering and integration of an enterprise's operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS Client/Service product line delivers scalability, interoperability and reconfigurability in a comprehensive product suite to meet changing market demands. The distributed object computing architecture ("DOCA") of BPCS Client/Service produces the benefits of next generation technology in conformity with industry standards. The Company markets, sells and services its product to large and intermediate sized industrial sector firms primarily through its own world-wide sales organization and, to a much lesser extent, through a network of over 100 independent software companies ("Affiliates"). The Company has strategic relationships with major computer hardware manufacturers, such as IBM, Hewlett Packard and Digital Equipment; supply chain management software companies, such as i2 and Manugistics; and major systems integrators, such as CAP Gemini and the Big Six consulting firms.

  The Company's executive offices are located at 500 West Madison Street, 32nd Floor, Chicago, IL 60661. The Company's telephone number is (312) 641-2900.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders herein.

                             SELLING STOCKHOLDERS

  The Company issued 688,668 shares of its Common Stock pursuant to a certain Share Purchase Agreement dated as of January 29, 1998 among the Company, SSA Acclaim Limited ("Acclaim") and certain shareholders of Acclaim. Acclaim was an "Affiliate" of the Company, pursuant to which it marketed and supported the Company's software products. A subsidiary of the Company owned 19% of Acclaim and the remaining 81% was formerly owned by other shareholders, who conveyed their Acclaim shares to the Company in consideration for the 688,668 SSA Shares. Such Acclaim shareholders are the Selling Stockholders in this offering. Other than by virtue of their status as shareholders, and in some cases directors, of Acclaim, prior to this offering none of the Selling Stockholders has had any material relationship with the Company.

  The following table sets forth for each Selling Stockholder the number of Shares beneficially owned by such Selling Stockholder prior to this offering All of the Shares indicated below as held by each Selling Stockholder prior to this offering are being offered by this Prospectus. The respective numbers of Shares which will be sold will be in the discretion of each Selling Stockholder. Accordingly, after the offering, each Selling Stockholder could hold any number of shares between 0 and the full number indicated below. In each case, the percentage of outstanding Shares held by each Selling Stockholder prior to and after this offering represents less than one percent of the outstanding Shares.

                                                                      NUMBER OF
                                                                       SHARES
                                                                     OWNED PRIOR
                                                                         TO
SELLING STOCKHOLDERS                                                 OFFERING(1)
--------------------                                                 -----------
Ronald Parkin.......................................................   267,062
Pamela Parkin.......................................................     9,638
Nicola Parkin.......................................................     9,638
Michelle Parkin.....................................................     1,830
Sean Krauth.........................................................     1,830
John Luscombe.......................................................   245,796
Linda Luscombe......................................................     5,983
John Luscombe as trustee for Matthew Luscombe.......................     5,617
John Luscombe as trustee for Elizabeth Luscombe.....................     5,617
John Luscombe as trustee for Lawrence Luscombe......................     5,617
Reginald Luscombe...................................................     3,419
Shirley Luscombe....................................................     5,983
Alfred Bonas........................................................     5,983
Margaret Bonas......................................................     5,983
Peter Smith.........................................................    31,711
Joan Smith..........................................................     4,513
Paul Glover.........................................................    30,003
Patricia Glover.....................................................     4,513
Lisa Glover.........................................................       854
James Glover........................................................       854
Trevor Price........................................................    20,613
Clare Ellison.......................................................       854
Kevin Price.........................................................       854
Lesley-Ann Blaney...................................................       854
Michelle Price......................................................       854
Julie Price.........................................................       854
Michael Ellison.....................................................     1,829
Nadine Ellison......................................................     1,829
Alfred Price........................................................     1,829
Stella Price........................................................     1,829
Kate Ellison........................................................     4,025

--------
(1) The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of SSA that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

                    PLAN OF DISTRIBUTION AND OFFERING PRICE

  The Shares may be sold from time to time by the Selling Stockholders, or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. The Selling Stockholders and any brokers or dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  The Company will pay the registration expenses incident to the offering and sale of the Shares by the Selling Stockholders to the public. Such expenses (estimated to be $28,000) include legal and accounting expenses, filing fees payable to the Commission, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents for the Selling Stockholders.

  Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with or perform services for SSA or one or both of the Selling Stockholders in the ordinary course of business.

  SSA Common Stock is currently traded on the Nasdaq National Market. The public offering price for any Shares that are sold will be determined by the price indicated on such system at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyer and the particular Selling Stockholder, or its agent.

                               VALIDITY OF STOCK

  The validity of the Shares will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois ("S&W"). In October 1992, in consideration for the continued and future services on the Company's Board of Directors of William N. Weaver, Jr., the Company granted a stock option to S&W, of which Mr. Weaver is a member. This option covers 33,750 shares, is exercisable at $4.625 per share and becomes exercisable in equal portions on the five anniversaries of the grant date. In consideration of the option grant, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors. In December 1994, the Company granted S&W additional options to purchase 22,500 shares and in June 1997, the Company granted S&W additional options to purchase 36,000 shares. The later options are also exercisable at $4.625 and $7.8125 per share, respectively, and become exercisable in equal portions on the five anniversaries of the grant date. Mr. Weaver disclaims beneficial ownership of all but his pro rata portion of the shares covered by the options. Mr. Weaver personally owns 300,000 shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company as of October 31, 1997 and 1996 and for the two years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated statements of operations, of stockholders equity and of cash flows for the year ended October 31, 1995 have been incorporated by reference in this Prospectus in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

     SEC Filing Fee for Registration Statement........................ $ 1,467
     Accounting Fees..................................................   5,000*
     Legal Fees and Expenses..........................................  15,000*
     Printing.........................................................   5,000*
     Miscellaneous....................................................   1,533*
                                                                       -------
         Total........................................................ $28,000*
                                                                       =======

--------
*Estimated Amount

  All of the expenses listed above will be borne by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-laws of the Registrant provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law.
Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the company unless a court determines otherwise.

  The Certificate of Incorporation of the Registrant, as amended to date, provides that the personal liability of the directors of the Registrant shall be eliminated to the fullest extent permitted by applicable law. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such provision shall not apply to any liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

  (a) Exhibits:

      4.1      Certificate of Incorporation, as amended to date (1)
      4.2      By-Laws, as amended to date (2)
      4.3      Rights Agreement Dated as of May 3, 1988 (3)
      5.1 Opinion of Sachnoff & Weaver, Ltd. regarding the legality of the securities being registered
     23.1      Consent of Price Waterhouse LLP
     23.2      Consent of KPMG Peat Marwick LLP
     23.3      Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)
     24        Powers of Attorney (included on the Signature Page of this
               Registration Statement)

--------
(1) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1987 (File No. 0-15322).
(2) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1989 (File No. 0-15322).
(3) Incorporated by reference from the Registrant's Form 8-K Current Report filed on May 18, 1988 (File
   No. 0-15322).

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON FEBRUARY 17, 1998.

                                          System Software Associates, Inc.

                                                 /s/ Joseph J. Skadra
                                          By___________________________________
                                             Joseph J. Skadra, Vice President
                                               and Chief Financial Officer

  THE UNDERSIGNED OFFICERS AND DIRECTORS OF SYSTEM SOFTWARE ASSOCIATES, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT JOSEPH J. SKADRA AND WILLIAM E. DORAN, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, WITH FULL POWER TO THEM, AND EACH OF THEM, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT ON FORM S-3 FILED HEREWITH AND ANY AND ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS IN OUR NAMES AND ON OUR BEHALF IN OUR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE SYSTEM SOFTWARE ASSOCIATES, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR ANY OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Roger E. Covey            Chief Executive Officer and   February 17, 1998
____________________________________   Chairman of the Board of
           Roger E. Covey              Directors (Principal
                                       Executive Officer)

      /s/ William M. Stuek           President and Chief           February 17, 1998
____________________________________   Operating Officer and
          William M. Stuek             Director

      /s/ Joseph J. Skadra           Vice President and Chief      February 17, 1998
____________________________________   Financial Officer and
          Joseph J. Skadra             Secretary (Principal
                                       Financial and Accounting
                                       Officer)

                                     Director                      February   , 1998
____________________________________
            Casey Cowell

                                     Director                      February   , 1998
____________________________________
        Andrew J. Filipowski

        /s/ John W. Puth             Director                      February 17, 1998
____________________________________
            John W. Puth

   /s/ William N. Weaver, Jr.        Director                      February 17, 1998
____________________________________
       William N. Weaver, Jr.